Jason Industries Announces Definitive Agreement to Sell Fiber Solutions Segment
Exploring Strategic Alternatives, Including a Potential Sale of the Company
Reports Second Quarter 2019 Results

MILWAUKEE, August 12, 2019 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today announced several significant developments and its second quarter results.

Sale of Fiber Solutions Segment

The Company announced the signing of a definitive agreement to sell its Fiber Solutions segment (“Janesville”) to Motus Integrated Technologies (“Motus”) for approximately $85 million, subject to customary closing, performance, and other requirements. The transaction is expected to be completed during the third quarter and is not subject to regulatory review and approval.

“The divestiture of Janesville reduces Jason’s automotive market exposure, simplifies our portfolio to the remaining Industrial and Engineered Components businesses, and increases liquidity. Janesville can achieve its true potential under new ownership,” said Brian Kobylinski, chairman and chief executive officer of Jason. “Our employees have done an outstanding job improving operational and commercial performance and we thank them for their hard work and dedication to the business.”

The Janesville segment being sold contributed approximately $144 million to Jason’s trailing twelve-month sales ending June 28, 2019. Janesville’s operations in the United States and Mexico and approximately 1,000 employees will become a new subsidiary of Motus, a leading automotive interior component manufacturer.

Consideration of Strategic Alternatives, Including a Sale of the Company

The Company has engaged BMO Capital Markets Corp. to explore strategic alternatives, including a potential sale of the Company.

“The remaining core Industrial and Engineered Components are high quality and well managed businesses, presenting opportunity to build upon strong operational foundations with organic growth and tuck-in acquisitions,” commented Mitch Quain, lead independent director.

The Board has not set a timeline for this process and there can be no assurance that the strategic alternatives review process will result in a transaction or other strategic change or outcome. The Company does not expect to discuss or disclose further developments unless and until its Board of Directors has approved a specific course of action.

Second Quarter Financial Results

The Company reported results for second quarter 2019.

Key financial results for the second quarter 2019 versus the year ago period include:

•
Net sales of $138.3 million decreased $30.1 million or 17.9 percent, and included a negative 4.8 percent impact from the planned exit of non-core businesses, a positive 3.2 percent impact from the acquisition of a business and a negative 1.3 percent from foreign currency translation. Organic sales declined 15.0 percent primarily due to platform changes in Fiber Solutions and overall weaker demand across end markets in Engineered Components and Industrial.

•	Net loss of $13.1 million, or $0.49 diluted loss per share, increased $12.8 million and $0.45 per share.

•	Adjusted EBITDA of $11.0 million, or 7.9 percent of net sales, decreased $10.4 million, driven primarily by lower overall volumes.

•	Operating cash flow was negative $1.6 million, a decrease of $9.0 million, due to lower adjusted EBITDA, partially offset by lower cash taxes.

•	Free cash flow was negative $4.5 million, a decrease of $8.5 million, due to lower operating cash flow, partially offset by lower capital expenditures.

“Jason’s second quarter results were below our expectations, driven by a combination of served market declines and ongoing input cost pressures,” continued Kobylinski. “Weakening economic conditions in Europe and Asia as well as de-stocking in automotive, motorcycle, rail, agriculture and turf care channels suppressed revenues to a greater degree than anticipated.
Despite the challenging market conditions and quarter, our operations remain strong and we continue to win business. Most importantly, the pending Fiber Solutions divestiture signals the next stage in Jason’s evolution as we reduce our automotive market exposure and transform our portfolio.”

Highlights during the quarter include:

•
Completed the acquisition of Schaffner Manufacturing Company, Inc. (“Schaffner”) in an all cash transaction valued at $11 million. Schaffner is a manufacturer of high-quality polishing and finishing products with annual sales of approximately $20 million, and provides Jason’s Industrial segment with an expansion of its product line offerings within North America.

•
Actioned the consolidation of the Schaffner manufacturing facility in Jackson, Mississippi into other manufacturing locations within the Industrial segment. The integration of Schaffner is expected to be completed in the third quarter and will result in approximately $1.5 million of annual cost synergies from supply chain, facility, and fixed overhead reductions by the end of 2020 with restructuring costs of approximately $1 million.

•
Subsequent to the quarter, the pending sale of Fiber Solutions for approximately $85 million includes cash consideration of up to $5 million contingent on achievement of certain performance conditions during 2019. The Company was advised on the transaction by Godfrey & Kahn, S.C. and Lincoln International. The Fiber Solutions segment will be reported as discontinued operations beginning in the third quarter of 2019.

Key financial results within the segments for the second quarter 2019 versus the year ago period include:

•
Industrial net sales of $55.0 million decreased $0.5 million, or 0.8 percent, including a negative foreign currency translation impact of 3.7 percent, and a positive 9.6 percent impact from the Schaffner acquisition. Organic sales decreased 6.7 percent driven by lower volumes due to weaker industrial markets, primarily in Europe and Asia. Adjusted EBITDA was $5.9 million, or 10.8 percent of net sales, a decrease of $2.5 million from 15.2 percent of net sales. Adjusted EBITDA decreased on lower volumes, material cost inflation, and lower income from the Asian joint venture operations in China and Taiwan, partially offset by improved pricing in North America.

•
Engineered Components net sales of $49.7 million decreased $19.8 million, or 28.5 percent, including a negative 11.5 percent from the exit of the non-core smart meter product line. Organic sales decreased 17.0 percent due to softer demand for heavy industry equipment, a weak turf care and agriculture season due to a wet spring, lower motorcycle seating volumes, and deteriorating market conditions in the rail and safety grating product lines. Adjusted EBITDA was $3.6 million, or 7.1 percent of net sales, compared with 15.0 percent of net sales in the prior year. The Adjusted EBITDA decrease was driven by lower volumes, material inflation, and non-recurring exit pricing related to smart meter sales in 2018. The decrease was partially offset by core business pricing improvements and operational continuous improvement savings.

•
Fiber Solutions net sales of $33.6 million decreased $9.8 million, or 22.7 percent, due to end-of-life platform changes that occurred in the third quarter of 2018 and overall lower vehicle production. Adjusted EBITDA was $4.3 million, or 12.7 percent of net sales, compared with 13.9 percent of net sales in the prior year. Adjusted EBITDA margin decreased due to lower sales, partially mitigated by continuous improvement projects and savings related to the consolidation of the Richmond, Indiana facility.

•	Corporate expenses of $2.8 million decreased $0.8 million versus the prior year.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 7.0x as of the end of the second quarter, an increase from 5.1x as of the end of 2018. Total liquidity as of the end of the second quarter was $50.5 million comprised of $27.9 million of cash and cash equivalents and $22.6 million of availability on revolving loan facilities globally.

2019 Guidance:

Kobylinski stated, “As we work with our Board of Directors and advisors to consider strategic alternatives and, given the potential change in our business mix, we are suspending guidance for the year and will not be updating it as the year progresses, but will continue to provide the requisite quarterly updates on our performance.”

Conference Call:

The Company will hold a conference call to discuss its second quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Second Quarter 2019 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), August 19, 2019. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the industrial and engineered components markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), and Milsco (Milwaukee, Wis.). Headquartered in Milwaukee, Wis., Jason employs more than 2,600 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; volatility in the prices of raw materials and the Company’s ability to pass along increased costs; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of proposed and potential regulations related to the U.S. Tax Cuts and Jobs Act; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K/A, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other restructuring charges, transaction-related expenses, other professional fees, purchase accounting adjustments, lease expense associated with vacated facilities and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Net sales	$138,303	$168,424	$280,281	$335,678
Cost of goods sold	114,305	131,302	227,703	262,884
Gross profit	23,998	37,122	52,578	72,794
Selling and administrative expenses	26,400	28,888	51,621	56,412
Loss on disposals of property, plant and equipment - net	—	11	8	245
Restructuring	1,212	1,464	2,785	2,066
Operating (loss) income	(3,614)	6,759	(1,836)	14,071
Interest expense	(8,362)	(8,403)	(16,593)	(16,430)
Equity income	38	335	122	435
Other (loss) income - net	(371)	484	(347)	555
Loss before income taxes	(12,309)	(825)	(18,654)	(1,369)
Tax provision (benefit)	807	(470)	1,518	(376)
Net loss	$(13,116)	$(355)	$(20,172)	$(993)
Redemption premium and accretion of dividends on preferred stock	828	765	1,640	2,492
Net loss available to common shareholders of Jason Industries	$(13,944)	$(1,120)	$(21,812)	$(3,485)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.49)	$(0.04)	$(0.77)	$(0.13)

Weighted average number of common shares outstanding:
Basic and diluted	28,439	27,677	28,204	27,505

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	June 28, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$27,911	$58,169
Accounts receivable - net	70,179	60,559
Inventories	67,408	63,747
Other current assets	12,112	13,664
Total current assets	177,610	196,139
Property, plant and equipment - net	128,068	134,869
Right-of-use operating lease assets	41,957	—
Goodwill	45,961	44,065
Other intangible assets - net	112,049	116,529
Other assets - net	10,888	11,995
Total assets	$516,533	$503,597

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$6,576	$6,544
Current portion of operating lease liabilities	7,686	—
Accounts payable	48,784	47,497
Accrued compensation and employee benefits	12,063	14,452
Accrued interest	80	89
Other current liabilities	15,021	17,281
Total current liabilities	90,210	85,863
Long-term debt	385,417	387,244
Long-term operating lease liabilities	35,839	—
Deferred income taxes	16,817	17,725
Other long-term liabilities	16,365	20,548
Total liabilities	544,648	511,380

Shareholders’ (Deficit) Equity
Preferred stock	42,247	40,612
Jason Industries common stock	3	3
Additional paid-in capital	155,096	155,533
Retained deficit	(199,756)	(180,360)
Accumulated other comprehensive loss	(25,705)	(23,571)
Total shareholders’ (deficit) equity	(28,115)	(7,783)
Total liabilities and shareholders’ (deficit) equity	$516,533	$503,597

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Six Months Ended
	June 28, 2019	June 29, 2018
Cash flows from operating activities
Net loss	$(20,172)	$(993)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	14,702	13,543
Amortization of intangible assets	5,970	8,310
Amortization of deferred financing costs and debt discount	1,475	1,468
Non-cash operating lease expense	4,080	—
Equity income	(122)	(435)
Deferred income taxes	(588)	(1,090)
Loss on disposals of property, plant and equipment - net	8	245
Dividends from joint venture	728	—
Share-based compensation	1,670	784
Net increase (decrease) in cash, net of acquisitions, due to changes in:
Accounts receivable	(7,457)	(11,262)
Inventories	(481)	1,428
Other current assets	(300)	514
Accounts payable	976	2,636
Accrued compensation and employee benefits	(3,173)	99
Accrued interest	(9)	(197)
Accrued income taxes	(59)	(2,360)
Operating lease liabilities, net	(4,114)	—
Other - net	(2,019)	(1,550)
Total adjustments	11,287	12,133
Net cash (used in) provided by operating activities	(8,885)	11,140
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	216	84
Payments for property, plant and equipment	(6,334)	(6,939)
Acquisitions of business, net of cash acquired	(10,474)	—
Acquisitions of patents	(19)	(25)
Net cash used in investing activities	(16,611)	(6,880)
Cash flows from financing activities
Payments of deferred financing costs	(308)	(609)
Payments of First and Second Lien term loans	(1,550)	(4,050)
Proceeds from other long-term debt	2,591	2,241
Payments of other long-term debt	(3,925)	(3,956)
Payments of finance lease obligation	(160)	—
Value added tax paid from building sale	(707)	—
Other financing activities - net	(567)	(16)
Net cash used in financing activities	(4,626)	(6,390)
Effect of exchange rate changes on cash and cash equivalents	(136)	(525)
Net decrease in cash and cash equivalents	(30,258)	(2,655)
Cash and cash equivalents, beginning of period	58,169	48,887
Cash and cash equivalents, end of period	$27,911	$46,232

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Industrial
Net sales	$53,978	$55,454	$51,016	$47,189	$207,637	$49,737	$54,994			$104,731
Adjusted EBITDA	7,799	8,437	7,579	5,164	28,979	6,841	5,927			12,768
Adjusted EBITDA % net sales	14.4%	15.2%	14.9%	10.9%	14.0%	13.8%	10.8%			12.2%

Engineered Components
Net sales	$69,427	$69,552	$56,013	$48,358	$243,350	$56,588	$49,726			$106,314
Adjusted EBITDA	9,003	10,433	6,151	3,906	29,493	5,736	3,552			9,288
Adjusted EBITDA % net sales	13.0%	15.0%	11.0%	8.1%	12.1%	10.1%	7.1%			8.7%

Fiber Solutions
Net sales	$43,849	$43,418	$38,266	$36,428	$161,961	$35,653	$33,583			$69,236
Adjusted EBITDA	5,778	6,044	4,465	4,581	20,868	3,566	4,262			7,828
Adjusted EBITDA % net sales	13.2%	13.9%	11.7%	12.6%	12.9%	10.0%	12.7%			11.3%

Corporate
Adjusted EBITDA	$(2,867)	$(3,550)	$(2,965)	$(2,747)	$(12,129)	$(2,085)	$(2,772)			$(4,857)

Consolidated
Net sales	$167,254	$168,424	$145,295	$131,975	$612,948	$141,978	$138,303			$280,281
Adjusted EBITDA	19,713	21,364	15,230	10,904	67,211	14,058	10,969			25,027
Adjusted EBITDA % net sales	11.8%	12.7%	10.5%	8.3%	11.0%	9.9%	7.9%			8.9%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	2Q 2019
	Industrial	Engineered Components	Fiber Solutions	Jason Consolidated

Net sales
Organic sales growth	(6.7)%	(17.0)%	(22.7)%	(15.0)%
Currency impact	(3.7)%	—%	—%	(1.3)%
Acquisitions	9.6%	—%	—%	3.2%
Divestiture & Non-Core Exit	—%	(11.5)%	—%	(4.8)%
Growth as reported	(0.8)%	(28.5)%	(22.7)%	(17.9)%

	YTD 2019
	Industrial	Engineered Components	Fiber Solutions	Jason Consolidated

Net sales
Organic sales growth	(4.8)%	(13.6)%	(20.7)%	(12.5)%
Currency impact	(4.3)%	—%	—%	(1.5)%
Acquisitions	4.8%	—%	—%	1.6%
Divestiture & Non-Core Exit	—%	(9.9)%	—%	(4.1)%
Growth as reported	(4.3)%	(23.5)%	(20.7)%	(16.5)%

Free Cash Flow

	2Q		YTD
	2018	2019	2018	2019
Operating Cash Flow	$7,323	$(1,636)	$11,140	$(8,885)
Less: Capital Expenditures	(3,317)	(2,866)	(6,939)	(6,334)
Free Cash Flow	$4,006	$(4,502)	$4,201	$(15,219)

Net Debt to Adjusted EBITDA

June 28, 2019
Current and long-term debt	$391,993
Add: Debt discounts and deferred financing costs	5,514
Less: Cash and cash equivalents	(27,911)
Net Debt	$369,596

Adjusted EBITDA
3Q18	$15,230
4Q18	10,904
1Q19	14,058
2Q19	10,969
TTM Adjusted EBITDA	51,161
Acquisitions TTM Adjusted EBITDA*	1,310
Pro Forma TTM Adjusted EBITDA	52,471

Net Debt to Adjusted EBITDA**	7.0x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

**Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 4.88x as of June 28, 2019. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2018					2019
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net loss	$(638)	$(355)	$(4,458)	$(7,709)	$(13,160)	$(7,056)	$(13,116)			$(20,172)
Interest expense	8,027	8,403	8,348	8,659	33,437	8,231	8,362			16,593
Tax provision (benefit)	94	(470)	(502)	(1,227)	(2,105)	711	807			1,518
Depreciation and amortization	10,807	11,046	9,804	10,947	42,604	9,361	11,311			20,672
EBITDA	18,290	18,624	13,192	10,670	60,776	11,247	7,364			18,611
Adjustments:
Restructuring(1)	602	1,464	1,185	1,207	4,458	1,573	1,212			2,785
Transaction-related expenses(2)	—	—	—	—	—	340	1,089			1,429
Integration and other restructuring costs(3)	356	712	—	(658)	410	14	510			524
Share-based compensation(4)	231	553	944	981	2,709	876	794			1,670
Loss (gain) on disposals of property, plant and equipment—net(5)	234	11	(91)	(1,296)	(1,142)	8	—			8
Total adjustments	1,423	2,740	2,038	234	6,435	2,811	3,605			6,416
Adjusted EBITDA	$19,713	$21,364	$15,230	$10,904	$67,211	$14,058	$10,969			$25,027

(1)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than financing leases in 2018 and financing and operating leases in 2019.

(2)	Transaction-related expenses primarily consist of professional fees and other expenses related to acquisitions, divestitures and financing activities.

(3)
During 2019, integration and other restructuring costs included $0.3 million of integration costs related to acquisitions and $0.2 million of lease expense for a facility vacated in connection with plant consolidations. During 2018, integration and other restructuring costs included $0.3 million for costs related to the exit of the non-core smart meter product line in the engineered components segment, $0.1 million related to legal entity restructuring activities and $0.1 million associated with the insurance deductible related to a force majeure incident at a supplier in the engineered components segment. The supplier incident had resulted in incremental costs to maintain production throughout 2018, with such costs offset by insurance recoveries received during the third and fourth quarters of 2018. These costs were partially offset by $0.2 million of net legal settlement income related to proceeds from claims in the engineered components segment associated with periods prior to the Company’s go public business combination. Such items are not included in restructuring for GAAP purposes.

(4)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.

(5)
During 2018, (gain) loss on disposals of property, plant and equipment included for the fourth quarter of 2018 a gain of $1.3 million on the sale of a building related to the closure of the engineered components segment’s U.K. facility and for the first quarter of 2018 included a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the engineered components segment’s Libertyville, Illinois facilities.